EXHIBIT 99.1

City National Corp. Selected to Participate in U.S. Treasury's Capital Purchase Program

LOS ANGELES, Oct. 27, 2008 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of wholly owned City National Bank, today announced that the company has obtained preliminary approval of its application for the United States Treasury Department to invest approximately $395 million in the company's preferred stock and warrants.

On a pro forma basis, this investment will increase City National's strong Tier 1 capital ratio of 9.1 percent to an even stronger 12 percent.

"This investment further secures City National as one of the most strongly capitalized banks in the United States, which will expand our ability to meet the needs of our clients, shareholders and the communities we serve," said Russell Goldsmith, president and chief executive officer of City National Corporation. "We believe this investment represents a strong vote of confidence in City National, and we're pleased to participate in the Treasury's program to fortify the financial system and help support the nation's economic recovery."

City National said the additional capital will enhance the company's strong, conservative balance sheet and its ability to pursue its disciplined growth strategy. This longstanding strategy includes expanding existing client relationships, adding new clients and colleagues, and making selected acquisitions.

The U.S. Treasury introduced the Capital Purchase Program on October 14, 2008. Following the participation of nine of the nation's largest banks, the Treasury has encouraged a select number of healthy regional banks to participate in the program to increase capital and lending capacity in the system to help the nation's economy.

The Treasury's term sheet with additional detail about the Capital Purchase Program is available on the Treasury's website at http://www.ustreas.gov.

About City National

City National Bank, the wholly owned subsidiary of City National Corporation, is a double-A rated (Moody's Aa3), FDIC-insured financial institution backed by $16.3 billion in total assets. It provides banking, investment and trust services through 62 offices, including 15 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. The company and its eight majority-owned investment affiliates manage or administer $52.4 billion in client investment assets, including more than $33 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

CONTACT: City National Corporation
         Media Contact:
         Cary Walker
         213.673.7615
         Cary.Walker@cnb.com